EXHIBIT d(1)(a)

                  AMENDMENT TO INVESTMENT ADVISORY AGREEMENT

      This is an Amendment to the Investment Advisory Agreement made and entered into between INVESCO Strategic Portfolios, Inc. a Maryland corporation (the "Fund") and INVESCO Funds Group, Inc., a Delaware corporation (the "Adviser") as of the 28th day of February 1997 (the "Agreement").

      WHEREAS, effective as of October 29, 1998, the Fund has changed its name to "INVESCO Sector Funds, Inc.;" and

      WHEREAS, the Fund and the Adviser are affiliated companies; and

      WHEREAS, the Fund desires to add additional breakpoints to the existing advisory fees that it pays to the Adviser for the management of the Fund's separate portfolios of investments, the INVESCO Energy Fund, the INVESCO Environmental Services Fund, the INVESCO Financial Services Fund, the INVESCO Gold Fund, the INVESCO Health Sciences Fund, the INVESCO Leisure Fund, the INVESCO Technology Fund -Classes I & II, and the INVESCO Utilities Fund (each a "Portfolio");

      NOW,  THEREFORE,  the name of the Fund is "INVESCO Sector Funds,  Inc.;"
and

      In consideration of the premises and mutual covenants contained in the Agreement, it is agreed that the first paragraph of the provisions in paragraph 5 of the Agreement entitled "Compensation of the Adviser" is hereby amended to read as follows:

            For the services rendered and the charges and expenses to be assumed by the Adviser hereunder, the Fund shall pay to the Adviser an advisory fee which will be computed on a daily basis and paid as of the last day of each month, using for each daily calculation of the most recently determined net asset value of each Portfolio of the Fund, as determined by valuations made in accordance with the Fund's procedure for calculating each Portfolio's net asset value as described in the Fund's Prospectus and/or Statement of Additional Information. On an annual basis, the advisory fee applicable to each of the Portfolios shall be computed at the following annual rates:

                  0.75% of the first $350 million of each Portfolio's average net assets, 0.65% of the next $350 million of each Portfolio's average net assets, 0.55% of each Portfolio's average net assets from $700 million, 0.45% of each Portfolio's average net assets from $2 billion, 0.40% of each Portfolio's average net assets from $4 billion, 0.375% of each Portfolio's average net assets from $6 billion, and 0.35% of each Portfolio's average net assets over $8 billion.
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   IN WITNESS WHEREOF,  the parties have executed this Agreement effective as of the 13th day of May, 1999.

                                        INVESCO FUNDS GROUP, INC.


                                        By:  /s/ Mark H. Williamson
                                             ---------------------
                                             Mark H. Williamson,
                                             President
ATTEST:

/s/ Glen A. Payne
-----------------
Glen A. Payne,
Secretary
                                        INVESCO SECTOR FUNDS, INC.


                                        By:  /s/ Ronald L. Grooms
                                             ---------------------
                                             Ronald L. Grooms,
                                             Treasurer & Chief Financial &
                                             Accounting Officer
ATTEST:

/s/ Glen A. Payne
-----------------
Glen A. Payne,
Secretary